Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-233958 on Form S-8 of our report dated March 26, 2024 relating to the financial statements of Eltek Ltd. as of December 31, 2023, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/S/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A firm in the Deloitte Global Network
Tel Aviv, Israel

March 26, 2026